May 7, 2018

Jenniffer Collins
12 Cherry Place
Manasquan, New Jersey 08736

Dear Jenniffer:

The purpose of this letter agreement (“Agreement and Release”) is to confirm the decision to terminate your employment with Teligent, Inc. (“Teligent” or the “Company”) and to set forth the terms of your separation from employment pursuant to your July 14, 2011, “Employment Agreement” with IGI Laboratories, Inc. (subsequently renamed Teligent, Inc.), and the special separation provisions being offered to you in this letter.

1.STANDARD SEPARATION PROVISIONS FOLLOWING TERMINATION OF EMPLOYMENT

a.You will receive a lump-sum payment, less applicable withholdings and deductions, for the value of the unused vacation time you have accrued and to which you are entitled under the Company’s vacation policy.

a.You will be given the opportunity to purchase the Medical and Dental Plan coverage for which you are eligible through the Consolidated Omnibus Reconciliation Act (COBRA) for a period of up to 18 months at your own expense. You will receive the appropriate COBRA application form and information regarding rates and period of coverage in the near future. Please note that at the end of the month within which your last day of employment occurs, your current coverage will be terminated. However, upon the completion and processing of your COBRA application, coverage will be retroactively reinstated.

a.Your Group Life/Accidental Death and Dismemberment, Short Term and Long-Term Disability coverages will terminate your last day of employment.  Your Life Insurance coverage may be converted to an individual policy within 31 days from your coverage termination date by making written application to Guardian.  You have 31 days from your termination date to exercise the conversion feature.  A copy of the form and life conversation rates are attached to this form for your convenience.

a.You will be provided with information describing your options under the Teligent 401K Savings Plan under separate cover.

a.You will receive compensation associated with a “Termination of Employment Without Cause” in the manner outlined in your Employment Agreement in the first paragraph of Section 8.1 and Section 8.4 (which requires you to execute a release of liability to receive such compensation). Signing this letter, thereby agreeing to the Release in paragraph 3 below, will fulfill your obligations under Employment Agreement Section 8.4.

a.Other than as set forth in Paragraphs a-d above, the Company shall have no other financial obligations to you under any compensation or benefit plan, program or policy and your participation in the Company compensation and benefit plans, programs and policies shall cease as of the date of your termination.

a.If the Company receives requests for references from prospective employers, it will provide only dates of employment and positions held.

a.Upon your termination, you must return to the Company all Company property, including all notes, reports, plans, keys, security cards and/or identification cards, customer lists, product information and other documents and property including computer equipment, and cellular phones that were created, developed, generated or received by you during your employment or that are the property of the Company, whether or not such items are confidential to the Company. You will also be responsible for discharging your obligations under Section 8.3 of the Employment Agreement).

a.You are reminded of your continuing legal and contractual obligations, including without limitation those set forth in your Employment Agreement previously executed by you (copy attached), not to use or disclose any secret, confidential, or proprietary information or documents of the Company for any purpose following the termination of your employment with the Company. Specifically, you are not to disclose, nor use for your benefit or the benefit of any other person or entity, any information received from Teligent or its parent, subsidiaries or affiliated companies (individually or collectively a “Teligent Company”), which is confidential or proprietary and: (i) which has not been disclosed publicly by a Teligent Company; (ii) which is otherwise not a matter of public knowledge; or (iii) which is a matter of public knowledge but you knows or have reason to know that such information became a matter of public knowledge through an unauthorized disclosure. Proprietary or confidential information includes information the unauthorized disclosure or use of which would reduce the value of such information to the Company. Such information includes, without limitation, any Company customer and supplier lists, trade secrets, intellectual property, confidential information about (or provided by) any customer or prospective or former customer or business partner of the Company, information concerning the Company’s business or financial affairs (including its books and records, commitments, procedures, plans, strategies, inventions, and prospects), products developed or in development by the Company, securities positions, or current or prospective transactions or business of the Company.

1.SPECIAL SEPARATION PROVISIONS

If you agree to the terms set forth in Paragraph 3 below, and in consideration of the obligations you assume in Paragraph 3 and the other agreements made by you under this Agreement and Release, the Company agrees that in addition to the above:

a.Your last day of employment will be extended to May 25, 2018 (the “Termination Date”), so that you can transition your position to your replacement, and complete pending projects. The transition and completion of work will occur from May 7, 2018 to May 25, 2018 (the “Transition Period”). During this period, you agree to use your best efforts to assist with the transition, and you will continue to be employed as an at-will employee.

a.You will receive your current salary, less applicable withholdings and deductions, through the Termination Date (provided your employment is not separated prior to the Termination Date).

a.On the condition that you (i) work through the entire Transition Period; and (ii) sign the Supplemental Severance Agreement and Full and Final Release of Claims (hereinafter “Supplemental Agreement”) attached hereto as Exhibit A, no earlier than May 28, 2018; you will receive a retention bonus of $30,000. Such amount, which shall be paid out of payroll and is subject to applicable payroll deductions, including federal tax withholding at the “supplemental rate,” will be paid in the form of a lump sum paid within 21 days following the Company’s receipt of the signed Supplemental Agreement from you. The Supplemental Agreement will release any and all claims for anything that occurs, or may occur, between the date of your execution of this Agreement and the date you sign the Supplemental Agreement. Teligent shall have no obligation to make any payment to you pursuant to this Paragraph 2(c) unless and until you execute the Supplemental Agreement. If you execute the Supplemental Agreement before May 28, 2018, Teligent shall have no obligation to pay you any of the amounts described in this Paragraph 2(c).

a.Also, on the condition that you (i) work through the entire Transition Period; and (ii) sign the Supplemental Agreement (in the manner discussed in paragraph 2c above); Teligent will pay your share of COBRA coverage premium expenses through December 31, 2018. This does not extend the 18-month period, described in paragraph 1b, during which you will be eligible for COBRA continuation.

1.WAIVER OF RIGHTS

In exchange for the consideration described in Paragraph 2 above, including all subparts (and specifically including the Company’s agreement to extend your employment into the Transition Period), you agree as follows:

a.to release and forever discharge the Company, its subsidiaries and affiliates and their parent organizations, predecessors, successors, officers, directors, employees, agents, attorneys, associates and employee benefit plans from all claims, demands or causes of action arising out of facts or occurrences prior to the date of this Agreement and Release, whether known or unknown to you. You agree that this release of claims is intended to be broadly construed so as to resolve any pending and potential disputes between you and the Company that you have up to the date of this Release, whether such disputes are known or unknown to you, including, but not limited to, claims based on express or implied contract; any action arising in tort, including, but not limited to libel, slander, defamation, intentional infliction of emotional distress, or negligence; any or all claims for wrongful discharge; Title VII of the Civil Rights Act of 1964 as amended; the Civil Rights Acts of 1866 and 1871; the Employee Retirement Income Security Act; the Family and Medical Leave Act, the Americans With Disabilities Act; the Occupational Safety and Health Act; the Immigration Reform and Control Act; the Fair Labor Standards Act of 1938 as amended; the Occupational Safety and Health Act; Section 806 of the Sarbanes-Oxley Act of 2002, the New Jersey Law Against Discrimination – N.J. Rev. Stat. §10:5-1 et seq.; New Jersey Statutory Provision Regarding Retaliation/Discrimination for Filing a Workers’ Compensation Claim – N.J. Rev. Stat. §34:15-39.1 et seq.; New Jersey Family Leave Act – N.J. Rev. Stat. §34:11B-1 et seq.; New Jersey Smokers’ Rights Law – N.J. Rev. Stat. §34:6B-1 et seq.; New Jersey Equal Pay Act – N.J. Rev. Stat. §34:11-56.1 et seq.; New Jersey Genetic Privacy Act – N.J. Rev. Stat. Title 10, Ch. 5, §10:5-43 et seq.; New Jersey Conscientious Employee Protection Act (Whistleblower Protection) – N.J. Stat. Ann. §34:19-3 et seq.; New Jersey Wage Payment and Work Hour Laws; New Jersey Public Employees’ Occupational Safety and Health Act – N.J. Stat. Ann. §34:6A-25 et seq.; New Jersey Fair Credit Reporting Act; the Millville Dallas Automotive Plant Job Loss Notification (mini-WARN) Act; New Jersey Fair Credit Reporting Act; New Jersey False Claims Act; New Jersey Civil Rights Act; New Jersey mini-COBRA; New Jersey laws regarding Political Activities of Employees, Lie Detector Tests, Jury Duty, Employment Protection, and Discrimination; and other applicable federal, state or local law, regulation, ordinance or order, and including all claims for, or entitlement to, attorneys’ fees. However, the foregoing release is not intended to cover any claim for vested benefits to which you are entitled, if any, under the Company’s Pension and Investment Savings Plan.

a.In further consideration for the compensation and benefits described in Paragraph 2 above (and specifically including the Company’s agreement to extend your employment into the Transition Period), you agree strictly to maintain the confidentiality of this Agreement and Release and not to disclose its existence or its terms to anyone other than your spouse, your attorney and any tax advisors.

a.You expressly agree that you shall be responsible for remitting to federal, state and/or local tax authorities your share of any applicable taxes due from the payments set forth in this Agreement and Release, to the extent that such taxes have not been withheld from said payments and remitted on your behalf, and shall hold the Company harmless and indemnify it for any liability, costs and expenses (including attorney’s fees arising from your failure to remit your share of any applicable taxes), caused by any tax authority relating in any way to the tax treatment of the payment made pursuant to this Agreement and Release.

a.In further consideration of this Agreement and Release, you agree to refrain from any publication or any type of communication, oral or written, of a defamatory or disparaging statement pertaining to the Company, its corporate parent(s) and affiliates, or their respective past, present and future officers, agents, directors, supervisors, employees or representatives, except as otherwise required by law. The Company shall not make any disparaging remarks or otherwise take any action that could reasonably be anticipated to cause damage to your reputation, or otherwise make remarks that may reflect negatively upon you. Notwithstanding the foregoing provision, you and the Company may testify truthfully pursuant to compulsory process. The breach of this paragraph shall not affect the continuing validity or enforceability of this Agreement and Release. Inquiries about your employment at Teligent should be directed to Shannon Johnston, Vice President, Human Resources, and the Company will respond to inquiries by only providing your dates of service, title, and final compensation.

a.If you challenge the enforceability of this Agreement and Release in a court of law or before any administrative agency, or you breach your obligations under the Agreement and Release, except as provided in Paragraph 7, you acknowledge that (i) you will reimburse the Company for any monetary consideration previously received by you under this Agreement and Release, and (ii) you agree to pay reasonable attorneys’ fees and costs incurred by the Company to the extent the Company successfully enforces the Agreement and Release or proves a breach of the Agreement and Release.

a.You shall cooperate fully with the Company in its defense of, or other participation in, any administrative, judicial or other proceeding arising from any charge, complaint or other action that has been or may be filed.

1.This Agreement and Release shall not be construed as an admission by the Company of any wrongdoing or any violation of federal, state or local law, and the Company specifically disclaims any wrongdoing against, or liability to you.

1.You affirm that you have not filed or caused to be filed, and currently are not a party to any claim, complaint, or action against the Company in any forum or form. You further affirm that you have been paid and/or have received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which you may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to you, except as described in this Agreement and Release. You further affirm that you have no known workplace injuries or occupational diseases and have been provided and/or have not been denied any leave requested under any applicable family and medical leave laws.

1.You acknowledge and agree as follows:

a.the payments and other benefits provided to you under Paragraph 2 of this Agreement and Release exceed the nature and scope of that to which you would otherwise have been entitled to receive from the Company and constitute adequate consideration for your promises herein;

a.you acknowledge that, before signing this Agreement and Release, you were given a period of at least 21 calendar days to consider this Agreement and Release;

a.you waive any right you might have to additional time beyond this 21 day consideration period within which to consider this Agreement and Release;

a.you have read and understand this Agreement and Release in its entirety;

a.you have been advised by the Company to consult with an attorney (at your own expense) before signing this Agreement and Release and this paragraph constitutes such advice in writing;

a.you are waiving, among other things, any age discrimination claims under the Age Discrimination in Employment Act (“ADEA”), provided, however, you are not waiving any claims under the ADEA that may arise out of acts or omissions done or occurring after the date this Agreement is executed;

a.You may revoke this Agreement and Release within seven days after your execution of it, and it shall not become effective until the expiration of such seven-day revocation period. Any revocation within this period must be submitted, in writing, to Teligent Human Resources and state, “I hereby revoke my acceptance of our Agreement and Release.” The revocation must be delivered to Human Resources, Attn: Shannon Johnston, 33 Wood Avenue South, Iselin, NJ 08830. and postmarked within seven (7) calendar days of your execution of this Agreement and Release. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in the state in which you reside, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday. In the event of a timely revocation by you, this Agreement and Release will be deemed null and void and the Company will have no obligations hereunder.

a.You enter into this Agreement and Release knowingly and voluntarily, without duress or reservation of any kind, and after having given the matter full and careful consideration; and

a.Nothing in this Agreement and Release changes in any way your status as an at-will employee of the Company and this Agreement does not restrict in any way the Company’s right to terminate your employment in accordance with applicable law.

a.Nothing in this Agreement and Release shall prevent any Party from asserting any claim to enforce the terms of this Agreement or to seek a judicial determination of the validity of the waiver of ADEA claims.

1.Nothing in this Agreement and Release shall be construed to prohibit you from filing any charge or complaint with, or participating in any investigation or proceeding conducted by, the EEOC (or any analogous state agency), any self-regulatory organization, or any state or federal regulatory authority, nor shall any provision of this Agreement and Release adversely affect your right to engage in such conduct. Notwithstanding the foregoing, pursuant to Paragraph 3 above, you waive the right to obtain any relief or recover any monies or compensation as a result of filing any such charge or complaint. Additionally, the parties intend that the Company shall have the right, to the full extent permitted by law, to enforce this Agreement and Release and to pursue any and all legal or equitable remedies against you in the event you violate this Agreement and Release.

1.This Agreement and Release contains the entire agreement between you and the Company concerning your separation from employment. Your post-separation obligations to the Company contained in your Employment Agreement will remain in full force and effect.

1.This Agreement and Release shall be construed and enforced in accordance with New Jersey law, to the extent not governed by federal law.

1.In the event any portion of this Agreement and Release is deemed to be invalid or unenforceable, that portion will be deemed omitted and the remainder of this Agreement and Release will remain in full force and effect.

If you agree to the terms set forth above, please sign the next page and return the original of the entire document in the envelope provided.

 Teligent, Inc.

By: __________________________

Dated:

PLEASE READ THE FOREGOING AGREEMENT CAREFULLY BEFORE SIGNING. THIS AGREEMENT INCLUDES A RELEASE OF ALL CLAIMS, WHETHER KNOWN OR UNKNOWN, YOU MAY HAVE IN CONNECTION WITH YOUR EMPLOYMENT WITH THE COMPANY INCLUDING, BUT NOT LIMITED TO, THE TERMINATION THEREOF.

        Jenniffer Collins

Dated:

EXHIBIT A

SUPPLEMENTAL SEVERANCE AGREEMENT AND
FULL AND FINAL RELEASE OF CLAIMS

This Supplemental Severance Agreement and Full and Final Release of Claims (“Supplemental Agreement”) is entered into between Jennifer Collins (“Employee” or “you”) and Teligent, Inc. (the “Employer”, the “Company” or “Teligent”).

1.RECITALS

On ______, Employer notified Employee that Employee’s employment was being terminated. Employee’s last day of work was May 25, 2018. On ________, 2018, Employee executed an Agreement and General Release of Claims (the “Agreement and Release”) and received continued employment as part of a Transition Period.

In exchange for Employer’s agreement to continue Employee’s employment into the Transition Period (and other valuable consideration), Employee agreed to release and forever discharge Employer, its subsidiaries and affiliates and their parent organizations, predecessors, successors, officers, directors, employees, agents, attorneys, associates and employee benefit plans from all claims, demands, or causes of action arising out of facts or occurrences prior to the date of the Supplemental Agreement.

Accordingly, in consideration of the terms, conditions and agreements set forth below, Employer and Employee hereby further agree as follows:

1.AGREEMENTS

If Employee agrees to the terms set forth in Section 3 below, and in consideration of the obligations Employee assumes in Section 3 and the other agreements made by Employee under this Supplemental Agreement, Employer agrees:

Employee will receive $30,000 as a severance payment and continued COBRA continuation payments as described in paragraphs 2c and 2 d of the Agreement and Release.

1.WAIVER OF RIGHTS

In exchange for the consideration described in above, Employee agrees as follows:

a.To release and forever discharge the Company, its subsidiaries and affiliates and their parent organizations, predecessors, successors, officers, directors, employees, agents, attorneys, associates and employee benefit plans from all claims, demands or causes of action arising out of facts or occurrences prior to the date of this Supplemental Agreement, whether known or unknown to you. You agree that this release of claims is intended to be broadly construed so as to resolve any pending and potential disputes between you and the Company that you have up to the date of this Release, whether such disputes are known or unknown to you, including, but not limited to, claims based on express or implied contract; any action arising in tort, including, but not limited to libel, slander, defamation, intentional infliction of emotional distress, or negligence; any or all claims for wrongful discharge; Title VII of the Civil Rights Act of 1964 as amended; the Civil Rights Acts of 1866 and 1871; the Employee Retirement Income Security Act; the Family and Medical Leave Act, the Americans With Disabilities Act; the Occupational Safety and Health Act; the Immigration Reform and Control Act; the Fair Labor Standards Act of 1938 as amended; the Occupational Safety and Health Act; Section 806 of the Sarbanes-Oxley Act of 2002, the New Jersey Law Against Discrimination – N.J. Rev. Stat. §10:5-1 et seq.; New Jersey Statutory Provision Regarding Retaliation/Discrimination for Filing a Workers’ Compensation Claim – N.J. Rev. Stat. §34:15-39.1 et seq.; New Jersey Family Leave Act – N.J. Rev. Stat. §34:11B-1 et seq.; New Jersey Smokers’ Rights Law – N.J. Rev. Stat. §34:6B-1 et seq.; New Jersey Equal Pay Act – N.J. Rev. Stat. §34:11-56.1 et seq.; New Jersey Genetic Privacy Act – N.J. Rev. Stat. Title 10, Ch. 5, §10:5-43 et seq.; New Jersey Conscientious Employee Protection Act (Whistleblower Protection) – N.J. Stat. Ann. §34:19-3 et seq.; New Jersey Wage Payment and Work Hour Laws; New Jersey Public Employees’ Occupational Safety and Health Act – N.J. Stat. Ann. §34:6A-25 et seq.; New Jersey Fair Credit Reporting Act; the Millville Dallas Automotive Plant Job Loss Notification (mini-WARN) Act; New Jersey Fair Credit Reporting Act; New Jersey False Claims Act; New Jersey Civil Rights Act; New Jersey mini-COBRA; New Jersey laws regarding Political Activities of Employees, Lie Detector Tests, Jury Duty, Employment Protection, and Discrimination; and other applicable federal, state or local law, regulation, ordinance or order, and including all claims for, or entitlement to, attorneys’ fees. However, the foregoing release is not intended to cover any claim for vested benefits to which you are entitled, if any, under the Company’s Pension and Investment Savings Plan.

a.In further consideration for the compensation and benefits described above (and specifically including the Company’s agreement to extend your employment into the Transition Period), you agree strictly to maintain the confidentiality of this Supplemental Agreement and not to disclose its existence or its terms to anyone other than your spouse, your attorney and any tax advisors.

a.You expressly agree that you shall be responsible for remitting to federal, state and/or local tax authorities your share of any applicable taxes due from the payments set forth in this Supplemental Agreement, to the extent that such taxes have not been withheld from said payments and remitted on your behalf, and shall hold the Company harmless and indemnify it for any liability, costs and expenses (including attorney’s fees arising from your failure to remit your share of any applicable taxes), caused by any tax authority relating in any way to the tax treatment of the payment made pursuant to this Supplemental Agreement.

a.In further consideration of this Supplemental Agreement, you agree to refrain from any publication or any type of communication, oral or written, of a defamatory or disparaging statement pertaining to the Company, its corporate parent(s) and affiliates, or their respective past, present and future officers, agents, directors, supervisors, employees or representatives, except as otherwise required by law. The Company shall not make any disparaging remarks or otherwise take any action that could reasonably be anticipated to cause damage to your reputation, or otherwise make remarks that may reflect negatively upon you. Notwithstanding the foregoing provision, you and the Company may testify truthfully pursuant to compulsory process. The breach of this paragraph shall not affect the continuing validity or enforceability of this Supplemental Agreement. Inquiries about your employment at Teligent should be directed to Shannon Johnston, Vice President, Human Resources, and the Company will respond to inquiries by only providing your dates of service, title, and final compensation.

a.If you challenge the enforceability of this Supplemental Agreement in a court of law or before any administrative agency, or you breach your obligations under the Supplemental Agreement, except as provided in Paragraph 1, you acknowledge that (i) you will reimburse the Company for any monetary consideration previously received by you under this Supplemental Agreement, and (ii) you agree to pay reasonable attorneys’ fees and costs incurred by the Company to the extent the Company successfully enforces the Supplemental Agreement or proves a breach of the Supplemental Agreement.

a.Employee shall cooperate fully with Employer in its defense of, or other participation in, any administrative, judicial or other proceeding arising from any charge, complaint or other action that has been or may be filed.

1.This Supplemental Agreement shall not be construed as an admission by the Company of any wrongdoing or any violation of federal, state or local law, and the Company specifically disclaims any wrongdoing against, or liability to you.

1.Employee affirms that she has not filed or caused to be filed, and currently is not a party to any claim, complaint, or action against Employer in any forum or form. Employee further affirms that she has been paid and/or have received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which she may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to her, except as provided in this Supplemental Agreement. Employee furthermore affirms that she has no known workplace injuries or occupational diseases and have been provided and/or have not been denied any leave requested under any applicable family and medical leave laws.

1.Employee acknowledges and agrees as follows:

a.The payments and other benefits provided to Employee under this Supplemental Agreement exceed the nature and scope of that to which you would otherwise have been entitled to receive from the Company and constitute adequate consideration for your promises herein;

a.You acknowledge that, before signing this Supplemental Agreement, you were given a period of at least 21 calendar days to consider this Supplemental Agreement;

a.You waive any right you might have to additional time beyond this 21 day consideration period within which to consider this Supplemental Agreement;

a.You have read and understand this Supplemental Agreement in its entirety;

a.You have been advised by the Company to consult with an attorney (at your own expense) before signing this Supplemental Agreement and this paragraph constitutes such advice in writing;

a.you are waiving, among other things, any age discrimination claims under the Age Discrimination in Employment Act (“ADEA”), provided, however, you are not waiving any claims under the ADEA that may arise out of acts or omissions done or occurring after the date this Agreement is executed;

a.You may revoke this Supplemental Agreement within seven days after your execution of it, and it shall not become effective until the expiration of such seven day revocation period. Any revocation within this period must be submitted, in writing, to Teligent Human Resources and state, “I hereby revoke my acceptance of our Supplemental Agreement.” The revocation must be delivered to Human Resources, Attn: Shannon Johnston, 33 Wood Avenue South, Iselin, NJ 08830. and postmarked within seven (7) calendar days of your execution of this Supplemental Agreement. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in the state in which you reside, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday. In the event of a timely revocation by you, this Supplemental Agreement will be deemed null and void and the Company will have no obligations hereunder.

a.you enter into this Supplemental Agreement knowingly and voluntarily, without duress or reservation of any kind, and after having given the matter full and careful consideration; and

a.Nothing in this Supplemental Agreement changes in any way your status as an at-will employee of the Company and this Agreement does not restrict in any way the Company’s right to terminate your employment in accordance with applicable law.

a.Nothing in this Supplemental Agreement shall prevent any Party from asserting any claim to enforce the terms of this Agreement or to seek a judicial determination of the validity of the waiver of ADEA claims.

1.Nothing in this Supplemental Agreement shall be construed to prohibit you from filing any charge or complaint with, or participating in any investigation or proceeding conducted by, the EEOC (or any analogous state agency), any self-regulatory organization, or any state or federal regulatory authority, nor shall any provision of this Supplemental Agreement adversely affect your right to engage in such conduct. Notwithstanding the foregoing, pursuant to Paragraph 3 above, you waive the right to obtain any relief or recover any monies or compensation as a result of filing any such charge or complaint. Additionally, the parties intend that the Company shall have the right, to the full extent permitted by law, to enforce this Supplemental Agreement and to pursue any and all legal or equitable remedies against you in the event you violate this Supplemental Agreement.

1.This Supplemental Agreement along with the Agreement and Release contain the entire agreement between Employee and Employer concerning Employee’s separation from employment. Employee’s post-separation obligations to the Company contained in Employee’s Employment Agreement will remain in full force and effect.

1.This Supplemental Agreement shall be construed and enforced in accordance with New Jersey law, to the extent not governed by federal law.

1.In the event any portion of this Supplemental Agreement is deemed to be invalid or unenforceable, that portion will be deemed omitted and the remainder of this Supplemental Agreement will remain in full force and effect.

If Employee agrees to the terms set forth above, please sign below and return the original of the entire document in the envelope provided.

PLEASE READ THE FOREGOING AGREEMENT CAREFULLY BEFORE SIGNING. THIS AGREEMENT INCLUDES A RELEASE OF ALL CLAIMS, WHETHER KNOWN OR UNKNOWN, YOU MAY HAVE IN CONNECTION WITH YOUR EMPLOYMENT WITH THE COMPANY INCLUDING, BUT NOT LIMITED TO, THE TERMINATION THEREOF.

Jenniffer Collins
Dated:  May 8, 2018